UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2017

CNL LIFESTYLE PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51288	20-0183627
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Ave.

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously reported in a Current Report on Form 8-K filed on November 2, 2016, CNL Lifestyle Properties, Inc. (the “Company”), its operating partnership, CLP Partners, LP, and certain subsidiaries of the Company entered into a Purchase and Sale Agreement (the “Sale Agreement”) with EPR Properties, a Maryland real estate investment trust (“EPR”) and Ski Resort Holdings LLC, a Delaware limited liability company owned by funds affiliated with Och-Ziff Real Estate (the ‘Ski Purchaser” and, together with EPR, the “Purchasers”), for the sale of the Company’s remaining real estate properties and related assets (the “Sale”) for aggregate consideration of approximately $830 million, which was estimated to be paid in $182.6 million of cash (less any acquired indebtedness, which is not expected to be material) and $647.4 million of common shares of beneficial interest of EPR, subject to certain pro-rations and certain other adjustments as described in the Sale Agreement. The Company’s board of directors (the “Board”) unanimously approved the Company entering into the Sale Agreement.

On March 24, 2017, at a special meeting of stockholders of the Company at which a quorum was present, the stockholders approved the Sale and a plan that contemplates the complete liquidation and dissolution of the Company following the Sale (the “Plan of Dissolution”). On April 6, 2017, the Company and the Purchasers consummated the Sale (the “Closing Date”), which resulted in cash proceeds to the Company of approximately $153.2 million and 8,851,264 common shares of beneficial interest of EPR (the “Share Consideration”). The Company’s portion of the cash consideration remains subject to certain post-closing purchase price adjustments. Based on the closing price of EPR common shares of $74.28 on the Closing Date, the value of the Share Consideration as of the Closing Date is approximately $657.5 million, or approximately $2.02 per each share of Company common stock. The Company cautions that the value of the Share Consideration may change between the Closing Date and the date of the Interim Distribution.

Pursuant to the Plan of Dissolution, the Company will distribute to stockholders the net proceeds from the Sale. As previously reported in a Current Report on Form 8-K filed on March 24, 2016, immediately following the special meeting of stockholders, the Board unanimously established March 31, 2017 as the record date for stockholders entitled to receive the Share Consideration along with such amount of cash, if any, that the Board may subsequently determine to distribute to the stockholders (the “Interim Distribution”). The Company anticipates that the Board will authorize the Interim Distribution following the closing of the Sale and that the Interim Distribution, consisting of the Share Consideration and some amount of cash, will occur on or around April 20, 2017. The Share Consideration will be distributed based on a ratio of approximately 2.7219 shares of EPR common stock for each 100 shares of Company common stock.

Item 9.01	Financial Statements and Exhibits

The unaudited pro forma consolidated balance sheet of the Company at December 31, 2016, which illustrates the estimated effects of the Sale described in Item 2.01 above, as if the Sale had occurred on such date and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2016 (the “Pro Forma Period”), which includes certain pro forma adjustments illustrating the effects of the Sale as if it had occurred prior to the first day of the Pro Forma Period, will be filed in an amendment to this Form 8-K, on Form 8-K/A, no later than April 12, 2017 (or four business days following the Closing Date).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2017		CNL LIFESTYLE PROPERTIES, INC. a Maryland Corporation

	By:	/s/ Tammy J. Tipton
Tammy J. Tipton Chief Financial Officer and Treasurer